SUB-ADVISORY AGREEMENT
BETWEEN
LIBERTY STREET ADVISORS, INC.
AND ROBINSON CAPITAL MANAGEMENT, LLC

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of September 30, 2014, is entered into by and between Liberty Street Advisors, Inc., a New York corporation with its principal office and place of business at 125 Maiden Lane, 6th Floor, New York, NY 10038 (the “Advisor”) and Robinson Capital Management, LLC, a Delaware limited liability company with its principal office and place of business at 63 Kercheval, Suite 111, Grosse Pointe Farms, Michigan 48236 (the “Sub-advisor”).

WHEREAS, Advisor has entered into an Investment Advisory Agreement dated September 30, 2014 (the “Advisory Agreement”) with Investment Managers Series Trust, a Delaware statutory trust, with its principal office and place of business at 235 W. Galena Street, Milwaukee, WI 53212 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Advisor acts as investment advisor for the series of the Trust listed on Appendix A hereto (the “Fund”);

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisors subject to the requirements of the 1940 Act;

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, the Advisor desires to retain the Sub-advisor to furnish investment advisory services for the Fund and the Sub-advisor is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Advisor and the Sub-advisor hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)          The Advisor hereby appoints and employs the Sub-advisor, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets of all or a portion of the Fund allocated by the Advisor to the Sub-advisor from time to time (such assets, the “Portfolio”) and, without limiting the generality of the foregoing, to provide other services as specified herein.  The Sub-advisor accepts this employment and agrees to render its services for the compensation set forth herein.

(b)           In connection therewith, the Advisor has delivered to the Sub-advisor copies of (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Trust’s current Prospectus and Statement of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”),  and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund (each a “Service Plan”); and (iv) all procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Sub-advisor with all amendments of or supplements to the foregoing.  The Advisor shall deliver to the Sub-advisor: (x) a copy of the resolution of the Board appointing the Sub-advisor as a sub-advisor to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Sub-advisor shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)           The Sub-advisor has delivered to the Advisor and the Trust (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policy and procedures will be included in the Trust’s registration statement.  The Sub-advisor shall promptly furnish the Advisor and Trust with all amendments of and supplements to the foregoing.

SECTION 2.  DUTIES OF THE ADVISOR

In order for the Sub-advisor to perform the services required by this Agreement, the Advisor (i) shall cause all service providers to the Trust to furnish information to the Sub-advisor and assist the Sub-advisor as may be required, (ii) shall ensure that the Sub-advisor has reasonable access to all records and documents relevant to the Portfolio maintained by the Trust, the Advisor or any service provider to the Trust, and (iii) shall deliver to the Sub-advisor copies of all material relevant to the Sub-advisor or the Portfolio that the Advisor provides to the Board in accordance with the Advisory Agreement.

SECTION 3.  DUTIES OF THE SUB-ADVISOR

(a)           The Sub-advisor will make decisions with respect to all purchases and sales of securities and other investment assets in the Portfolio, and will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-advisor’s written proxy voting policies and procedures, in each case to the extent such authority is delegated by the Advisor.  To carry out such decisions, the Sub-advisor is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Portfolio.  In all purchases, sales and other transactions in securities and other investments for the Portfolio, the Sub-advisor is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, such as proxy voting with respect to the securities of the Portfolio.  The Sub-advisor is authorized to direct the Fund’s custodian to open and maintain brokerage accounts for securities and other property for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements with such broker or brokers as the Sub-advisor shall select as provided above.

Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), the Sub-advisor may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services to the Sub-advisor.  The Sub-advisor may aggregate sales and purchase orders of the assets of the Portfolio with similar orders being made simultaneously for other accounts advised by the Sub-advisor or its affiliates.  Whenever the Sub-advisor simultaneously places orders to purchase or sell the same asset on behalf of the Portfolio and one or more other accounts advised by the Sub-advisor, the Sub-advisor will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)           The Sub-advisor will report to the Board at each meeting thereof as requested by the Advisor or the Board all material changes in the Portfolio since the prior report, and will also keep the Board and the Advisor informed of important developments affecting the Trust, the Portfolio and the Sub-advisor, and on its own initiative, will furnish the Board from time to time with such information as the Sub-advisor may believe appropriate for this purpose, whether concerning the individual companies the securities of which are included in the Portfolio’s holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Portfolio maintains investments, or otherwise.  The Sub-advisor will also furnish the Board and the Advisor with such statistical and analytical information with respect to investments of the Portfolio as the Sub-advisor may believe appropriate or as the Board reasonably may request.  In making purchases and sales of securities and other investment assets for the Portfolio, the Sub-advisor will bear in mind the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.   The policies and procedures set by the Board will be  communicated by the Advisor to the Sub-advisor in advance, in writing.

(c)           The Sub-advisor will from time to time employ or associate with such persons as the Sub-advisor believes to be particularly fitted to assist in the execution of the Sub-advisor's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-advisor.  No obligation may be incurred on the Trust’s or Advisor’s behalf in any such respect.

(d)           The Sub-advisor will promptly report to the Board and the Advisor all material matters relating to the Sub-advisor’s organizational structure, professional staff, and any other significant developments that may affect the Sub-advisor’s provision of services under this Agreement.  On an annual basis, the Sub-advisor shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and to the Board and upon the written request of the Advisor or the Trust, the Sub-advisor shall permit the Advisor and the Trust, or their respective representatives to examine the reports required to be made to the Sub-advisor under the Code and its compliance policies and procedures.  The Sub-advisor will notify the Advisor and the Trust in writing of any change of control of the Sub-advisor at least 90 days prior to any such changes.  Any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-advisor, shall be communicated to the Advisor and the Trust as promptly as possible.

(e)           The Sub-advisor will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act.  The Sub-advisor shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required under the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1934 Act, the Commodity Exchange Act, as amended, and the rules and regulations thereunder all documents and records relating to the services provided by the Sub-advisor pursuant to this Agreement required to be prepared and maintained by the Sub-advisor under such laws, rules and regulations.  To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-advisor shall be the property of the Trust.  The Advisor and the Trust, or their respective representatives, upon reasonable advance notice, shall have access to such books and records during the Sub-advisor's normal business hours.  Upon the reasonable request of the Advisor or the Trust, copies of any such books and records shall be provided promptly by the Sub-advisor to the Advisor and the Trust, or their respective representatives.

(f)           The Sub-advisor will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(g)           The Sub-advisor will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Portfolio’s assets under the Sub-advisor’s control as the custodian and fund accountant may reasonably require.  The Sub-advisor will (i) provide access to one or more employees of the Sub-advisor who are knowledgeable about a security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation upon reasonable request; (ii) assist the Advisor or the Fund’s custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Fund, upon the reasonable request of the Advisor or Fund’s custodian; (iii) upon the reasonable request of the Advisor or the Fund’s custodian, confirm pricing and provide recommendations for fair valuations; and (iv) maintain adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and provide such information to the Advisor or Trust upon request, with such records being deemed Trust records.  The parties acknowledge that the Sub-advisor and the Fund’s custodian or recordkeeping agent of the Fund may use different pricing vendors, which may result in valuation discrepancies.

(h)           The Sub-advisor shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Advisor and of the Trust’s Board of Trustees.

(i)           For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-advisor will not, with respect to transactions in securities or other assets for the Portfolio, consult with any other sub-advisor to the Fund or any other series of the Trust.

SECTION 4.  COMPENSATION; EXPENSES

(a)           For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-advisor an annual management fee as set forth in Appendix B.  Such fee shall be accrued by the Advisor daily and shall be payable monthly in arrears on the first  business day of each calendar month for services performed hereunder during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Advisor shall pay to the Sub-advisor such compensation as shall be payable prior to the effective date of termination.

(b)           During the term of this Agreement, the Sub-advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio.  The Sub-advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believe to be particularly fitted to assist it in the execution of its duties under the Agreement.  Except as may be mutually agreed in writing, the Sub-advisor shall not be responsible for the Trust’s, or the Fund’s expenses, including any extraordinary and non-recurring expenses.

SECTION 5.  STANDARD OF CARE

(a)           The Advisor shall expect of the Sub-advisor, and the Sub-advisor will give the Advisor and the Trust the benefit of, the Sub-advisor's best judgment and efforts in rendering its services hereunder.  The Sub-advisor shall not be liable to the Advisor or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-advisor against any liability to the Advisor or the Trust to which the Sub-advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-advisor's duties hereunder, or by reason of the Sub-advisor's reckless disregard of its obligations and duties hereunder.

(b)           The Sub-advisor shall not be liable to the Advisor or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-advisor by a duly authorized officer of the Advisor or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)           The Sub-advisor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-advisor’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)           The Sub-Advisor shall not be liable to the Advisor, its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for any acts of the Advisor or any other sub-advisor to the Fund with respect to any portion of the assets of the Fund not managed by the Sub-advisor.

(e)           The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-advisor under this Agreement and as to the rights and privileges to which the Advisor is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective with respect to the Fund as of the date hereof; provided, however, that the Agreement has been approved by (i) the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(b)           This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c)           This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, or (ii) by a vote of a majority of the outstanding voting securities of the Fund, in each case on 60 days’ written notice to the Sub-advisor, (iii) by the Advisor on 60 days’ written notice to the Sub-advisor and the Trust, or (iv) by the Sub-advisor on 60 days’ written notice to the Advisor and the Trust. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

(d)          In the event that the Sub-adviser resigns pursuant to Section 6(c)(iv) above, if a replacement sub-adviser has not been hired prior to the end of the 60 day-notice period, then the Sub-advisor agrees to continue to sub-advise the Fund after the end of the 60-day notice period subject to the terms of this Agreement until a replacement sub-adviser has been hired and commences management of the Portfolio.

SECTION 7.  ACTIVITIES OF THE SUB-ADVISOR

(a)          The Sub-adviser agrees not to resign during the initial two year period from the effective date of the Agreement unless for a consecutive period of 30 days the Fund’s total assets fall below $25 million.

(b)          Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-advisor's right, or the right of any of the Sub-advisor's directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8.  REPRESENTATIONS OF SUB-ADVISOR AND ADVISOR.

Each of the Sub-advisor and the Advisor represents and warrants to the other that:

(a) It is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)  It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d) It will promptly notify the other party, as applicable, and the Trust, of the occurrence of any event that would disqualify the Sub-advisor or the Advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Sub-advisor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-advisor's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10.  CONFIDENTIALITY

(a)           Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”).  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.  Neither party shall disclose Confidential Information except:  (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

(b)           Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

(c)           Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

SECTION 11.  USE OF NAME

(a)           The Advisor has agreed to include the name or identifying word “Robinson” in the name of the Fund.  The Sub-advisor hereby grants the Fund a limited, non-exclusive, revocable license to use the name or identifying word “Robinson” in the name of the Fund.  The Sub-advisor hereby grants the Advisor, or a successor thereto or affiliate thereof, a limited, non-exclusive, revocable license to use the name or identifying word “Robinson” in its promotion of the Fund.  Such license is conditioned upon the employment of the Sub-advisor, or a successor thereto or affiliate thereof, as the investment sub-advisor to the Fund, and may not be revoked by the Sub-advisor for so long as the Sub-advisor or a successor thereto or affiliate thereof, serves as investment sub-advisor to the Fund. The names or identifying word “Robinson” are the property of the Sub-advisor and may be used from time to time in other connections and for other purposes by the Sub-advisor and any of its affiliates.  The Fund and the Advisor must cease using “Robinson” in the name of the Fund if the Sub-advisor, any successor thereto or any affiliate thereof, ceases to be employed, for any reason, as investment sub-advisor of the Fund.  In the event of termination of the license herein, the Fund and the Advisor shall cause the Fund to promptly cease any and all use of the “Robinson” name and any name, mark, or domain name confusingly similar thereto with respect to the Fund, except to the extent the Fund and the Advisor are required by applicable regulation(s) to refer to the Fund as formerly using the word “Robinson” in its name.  This paragraph shall survive the termination of this Agreement.

(b)           The Sub-advisor may include the Portfolio’s performance in calculating Sub-advisor composites.

SECTION 11.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b)           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Advisor and Sub-advisor and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)           No affiliated person, employee, agent, director, officer or manager of the Sub-advisor shall be liable at law or in equity for the Sub-advisor’s obligations under this Agreement.

(j)           The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k)           Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LIBERTY STREET ADVISORS, INC.

Name: Victor Fontana
Title: President, COO

ROBINSON CAPITAL MANAGEMENT, LLC

Name:
Title:

Appendix A

Series of the Trust:

Robinson Tax Advantaged Income Fund (the "Fund")

Appendix B

Sub-Advisory Fees

60 basis points (0.60%) of the Fund's average daily net assets